Convenience translation
Exhibit 10 (iii)
Contribution Agreement
between
Infineon Technologies Investment B.V.,
Rotterdam, The Netherlands,
registered in the Commercial Register of Rotterdam (Kamer van Koophandel)
under the number 24338361
- hereinafter referred to as “IFRTM” -
and
Qimonda AG,
Munich, Germany,
registered in the Commercial Register of Local Court of Munich
under the number HRB 152545
- hereinafter referred to as “Qimonda” -
- hereinafter IFRTM and Qimonda jointly referred to as “the Contracting Parties” -

Preamble
P.1 IFRTM holds all 1,600 of the company shares with a par value of JPY 50,000 each in Kabushiki Kaisha Qimonda Japan (“Qimonda Japan K.K.”), which has a share capital in the amount of JPY 80,000,000 and is registered in the Commercial Register of Tokyo, Shinagawa office, under the registration number 0107-01-018051.
P.2 Qimonda Japan K.K. came into being after the carve-out (bunkatsu) from Infineon Technologies Japan K.K. and is the owner of the assets and liabilities of the Memory Products (MP) segment, which are attributable to the semi-conductor business of the Infineon group of companies in Japan.
P.3 Pursuant to the “Agreement on the treatment of assets attributable to MP in Japan and Korea” between Infineon Technologies AG, Munich, and Qimonda, of June 27, 2006, Qimonda Japan K.K. was already treated appropriately as belonging to Qimonda before the execution of this Contribution Agreement. To this extent the business of Qimonda Japan K.K. was up until now conducted irrevocably in trust for Qimonda, and the investment in Qimonda Japan K.K. was held in trust for Qimonda. This trusteeship is to be terminated by the execution of this Contribution Agreement. The purpose of this Agreement is therefore the transfer of legal ownership of the company shares of Qimonda Japan K.K., and the associated rights, from IFRTM to Qimonda.
P.4 By resolution of the extraordinary shareholders’ meeting of July 27, 2006 (Roll of Deeds no. 1847 G/2006 of the notary public Dr. Tilman Götte, Munich), recorded in the Commercial Register on August 8, 2006, the Management Board of Qimonda was authorized to increase the share capital in the period up to July 26, 2011, with the approval of the Supervisory Board, either all at once or by installments, by a total of up to EUR 239,400,000.00 through issuance of new no-par value ordinary bearer shares with dividend rights from the beginning of the financial year in which they were issued, against cash contributions or contributions-in-kind (Authorized Capital II/2006). In the case of capital increases by way of capital contributions-in-kind, the Management Board is authorized to rule out the shareholders’ option with the approval of the Supervisory Board.
P.5 On May 29, 2007, respectively June 13, 2007, the Management Board and the Supervisory Board of Qimonda resolved to increase the share capital of Qimonda by EUR 2.00 against contributions-in-kind, applying the authorization cited in P.4, and to allow IFRTM to subscribe one (1) share with a par value of EUR 2.00 out of the Authorized Capital II/2006 of Qimonda against the transfer of all its company shares in Qimonda Japan K.K. IFRTM has signed a corresponding subscription certificate. The purpose of this Agreement is the fulfillment of the contribution obligation of IFRTM vis-à-vis Qimonda.
Now, therefore, the Contracting parties agree the following:

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§ 1 Purpose of the Transfer
1.	IFRTM shall hereby transfer all of its company shares in Qimonda Japan K.K. in order to effect its contribution in accordance with the subscription certificate by means of a singular succession to the assets of Qimonda.

2.	The contribution-in-kind referred to above shall be carried out according to the partial value of the company shares in Qimonda Japan K.K. that are transferred by IFRTM, which is calculated in accordance with the principles of commercial law on the valuation day, May 1, 2007. The Contracting Parties agree to set the partial value at EUR 76,700,000.00 in accordance with the expert opinion by AIOS Corporate Finance GmbH of June 4, 2007.

3.	IFRTM shall transfer the contribution specified in the capital increase of EUR 2.00 against delivery of one (1) new no-par value share of Qimonda. IFRTM shall not owe a surcharge. The partial value of the contributions-in-kind exceeding the amount to be contributed by IFRTM pursuant to the valuation in the amount of EUR 76,699,998.00 shall be paid into the reserve capital of Qimonda pursuant to Section 272(2) no.4 of the German Commercial Code (Handelsgesetzbuch: HGB).
§ 2 Transfer of the Company Shares in Qimonda Japan K.K.
1.	To execute the contribution-in-kind to Qimonda, IFRTM hereby assigns all of its company shares in Qimonda Japan K.K., together with the associated rights, including the dividend entitlement for the current financial year, to Qimonda. Qimonda hereby accepts this assignment.

2.	The Contracting Parties agree that the property and all other rights to, and arising from the company shares being contributed and transferred as described above, shall be transferred to Qimonda. In their internal relationship, the Contracting Parties shall position themselves economically as if the full transfer of legal ownership had already taken place upon conclusion of this Agreement.
§ 3 Warranties and Liability
IFRTM warrants (i) that all assets of Infineon Technology Japan K.K. attributable to the Memory Products (MP) segment have been transferred to Qimonda Japan K.K. within the scope of the carve-out (bunkatsu) described in P.2 above, will be incorporated into the opening balance, inclusive of any obligations and risks, on the opening balance date of October 28, 2006, and have been evaluated on the basis of proper accounting procedures, and (ii) that all of the assets transferred to Qimonda Japan K.K. — with the exception of third party title reservations and other security interests according to ordinary business practices — are the unencumbered property of Infineon Technologies Japan K.K.
IFRTM additionally only represents that the transferred company shares are legally valid, are paid in full, are at the disposal of IFRTM, and are not encumbered by the rights of any third party.
All other or further-reaching liability, irrespective of its legal basis, is expressly excluded, as mutually agreed by the Contracting Parties insofar as legally permissible.

§ 4 Arbitration; Applicable Law
All disputes arising in connection with this Agreement or which arise from its execution shall be conclusively decided as per the arbitration code of the German Institution for Arbitral Jurisdiction e.V., Bonn, to the exclusion of fair legal process. The court of arbitration may also make a binding decision on the validity of this arbitration clause.
The court of arbitration has its jurisdiction in Munich.
This Contribution Agreement is subject to German substantive law excluding those related to conflict-of-laws. Notwithstanding the foregoing, the physical transfer of the company shares in Qimonda Japan K.K. pursuant to Section 2 shall be subject to Japanese law (Art. 11(1), 1. Alt. EGBGB).
§ 6 Costs, taxes
IFRTM shall bear the costs in conjunction with this Agreement; the party with primary tax liability shall bear the tax liability in conjunction with this Agreement.
§ 7 Miscellaneous
1.	All changes or additions to this Agreement must be made in writing, provided a stricter form is not required.

2.	If individual provisions of this Agreement should be or should become partially or entirely invalid, the validity of the remaining contents are not affected. The Contracting Parties shall amicably cooperate to find a valid provision that most closely resembles the economic purpose of the invalid provisions. The same applies should any gaps requiring amendment to this Agreement be identified.

Rotterdam, on June 25, 2007	Munich, on June 22, 2007

Infineon Technologies Investment B.V.	Qimonda AG

/s/ Mayr	/s/ ppa. Lau

Mayr

/s/ A. Brandstetter	/s/ ppa. Torsten Klee

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